Exhibit 99.1

i2 Announces Executive Leadership Change

DALLAS – December 19, 2008 – i2 Technologies, Inc. (NASDAQ:ITWO) today announced that its board of directors has appointed i2 executive chairman Jackson L. Wilson Jr. chief executive officer (CEO). Wilson replaces Dr. Pallab K. Chatterjee who is leaving the company to pursue other opportunities.

Chatterjee joined i2 in January 2000 as chief operating officer and held numerous i2 leadership positions before being named interim CEO in July 2007 and CEO in May 2008. During his tenure, Chatterjee was integral to some of i2’s top sales and services efforts, including the company’s Supply Chain Leaders initiative. He was also responsible for i2’s India operations, service delivery, and research and development. He led i2 teams and key customers, including many of the Fortune 500, through supply chain transformations around the world. Chatterjee serves as chairman of IBS and chairman of the science and technology board at General Motors.

“Throughout my tenure at i2 I have had the privilege of working alongside some very talented i2ers, achieving tremendous supply chain results for some of the world’s leading companies. Now it is time for me to move on. I leave i2 with a great sense of pride for all that we accomplished,” said Chatterjee.

Wilson has been a member of the i2 board of directors since April 2005 and was named executive chairman of the board in May 2008. He previously served as the chairman of the audit committee and the strategic review committee. As chairman and CEO, Wilson has resigned his role on the strategic review committee of the board to enable full time focus on the operations of the company. Wilson retired as CEO of Accenture’s Business Process Outsourcing (BPO) division in August 2004. As CEO he was responsible for implementing Accenture’s strategy to increase its share of the growing BPO market. Until March 2002, Wilson also served as managing general partner of Accenture Technology Ventures, the venture capital unit of Accenture. Previously, he was the managing partner of global markets for Accenture. Wilson joined Accenture in 1975 and became partner in 1983.

“On behalf of the i2 board of directors, I want to thank Pallab for his deep commitment to i2 and his many contributions to the company’s success,” said Wilson. “I am excited about the opportunity to take on a larger leadership position with i2 and to work more closely with the great i2ers who deliver supply chain results to companies around the world.”

About i2

Throughout its 20-year history of innovation and value delivery, i2 has dedicated itself to building successful customer partnerships. As a full-service supply chain company, i2 is uniquely positioned to help its clients achieve world-class business results through a combination of consulting, technology, and managed services. i2 solutions are pervasive in a wide cross-section of industries; 21 of the AMR Research Top 25 Global Supply Chains belong to i2 customers. Learn more at www.i2.com.

i2 Cautionary Language

This press release contains forward-looking statements that involve risks and uncertainties, including forward-looking statements regarding i2’s management team and its ability to deliver results to i2’s customers worldwide. For a discussion of factors which could impact i2’s financial results and cause actual results to differ materially from those in forward-looking statements, please refer to i2’s recent filings with the SEC, particularly the Quarterly Report on Form 10-Q for the quarter ended September 30, 2008 and the Annual Report on Form 10-K for the year ended December 31, 2007. i2 expressly disclaims any current intention to update the forward-looking information contained in this news release.

For more information, please contact:
Tom Ward	Beth Elkin
i2 Investor Relations	i2 Corporate Communications
469-357-3854	469-357-4225
tom_ward@i2.com	beth_elkin@i2.com